Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191524 on Form S-3 and Registration Statement Nos. 333-43227, 333-77739, 333-135385, 333-161954, 333-167452, 333-201990 and 222-214853 on Forms S-8 of our reports dated February 12, 2016, relating to (1) the consolidated financial statements and financial statement schedules of Kilroy Realty Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures), and (2) the effectiveness of Kilroy Realty Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation and Kilroy Realty, L.P. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 12, 2016